Exhibit 10.1

November 15, 2019

Dear John Eck,

Mattress Firm, Inc. (“MFI” or the “Company”) is pleased to extend to you the position of President and Chief Executive Officer as a full-time employee. This letter will serve to confirm our understanding of your acceptance of this position. This position will have a start date on December 01, 2019 or another date that is mutually acceptable.

Compensation

You will be compensated with a monthly salary of $70,833.33 (annualized at $850,000), paid semi-monthly, subject to normal withholdings.

Short Term Incentive Program:

You will be eligible to participate in the Company’s management-level bonus program. This program will provide you with the opportunity to earn an annual target bonus award in an amount equal to 100% of your base pay. Based on the achievement of bonus-award goals, the actual bonus can be in the range of 0% to 200% of your bonus opportunity. The Company reserves the right to amend or terminate any bonus or benefit programs at its discretion.

Management Incentive Program

You are eligible to participate in the Management Incentive Program. We have included Program documentation for your review and signature.

Implementation Bonus

Upon the full roll out of Temper Sealy products across the brick and mortar chain, anticipated by February 1, 2020, you will receive a one-time bonus of $300,000, subject to normal withholdings.

Relocation Assistance

As part of your offer package, you will receive relocation support for the transportation of your home goods.

Severance Benefits

If Mattress Firm terminates your employment without cause after December 1, 2020, Mattress Firm will pay to you the equivalent of 52 weeks salary, in accordance to our current severance policy.

Other

You will be provided an Executive Assistant.

You are authorized to to continue your Current Director role on the Cincinnati Bell board.

10201 SOUTH MAIN STREET | HOUSTON, TX 77025 | P 713.923.1090 | F 713.923.1096

Policies and Benefits

As a new employee, you are invited to participate in the Mattress Firm Benefits programs. Enrollment must be completed within the first 31 days of your employment and coverage is effective on the first of the month following the 60th day of continuous employment.

You are also entitled to the following:

●	20 days paid vacation in a 12-month period to be accrued and used in accordance with company policy;

●	8 days paid Corporate Holidays;

●	2 days paid volunteer service days;

●	3 floating holidays per calendar year, available to use following 6 months of employment, in accordance with company policy and

●	5 incidental absences per calendar year to be used in accordance with company policy

At-Will Employment

If you choose to accept this offer, please understand your employment is “at will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause, and this letter does not constitute a contract of employment.

Acceptance

To indicate your acceptance of this offer, please sign below. This offer shall remain open until November 28, 2019 at 5:00PM CST. This letter, along with the Mattress Firm, Inc. Associate’s Handbook, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may only be modified by a written agreement signed by you and the Chief of Human Capital of Mattress Firm, Inc.

Welcome to the Mattress Firm team!

/s/ Larry Fultz

Agreed to and Accepted by:

Signature	/s/ John W Eck	Name	John W Eck	Date	12/10/19

10201 SOUTH MAIN STREET | HOUSTON, TX 77025 | P 713.923.1090 | F 713.923.1096